Wednesday January 24, 10:49 am Eastern Time

Press Release

APW Ltd. Announces Acquisition of Mayville Metal Products

WAUKESHA, Wis.--(BUSINESS WIRE)--Jan. 24, 2001--APW Ltd. (NYSE: APW - news), the leading global Technically Enabled Manufacturing Services "TEMS" company, announced today that it has entered into a definitive agreement to acquire Mayville Metal Products from Connell Limited Partnership (CLP). Total consideration to be paid for this transaction is $225 million in cash plus 1.509 million shares of APW common stock, subject to certain contractual adjustments. The cash portion of the consideration will be funded through APW's existing credit facilities. The transaction is structured as an asset purchase with the assumption of certain operating liabilities, and is expected to close by the end of February 2001.

Mayville is a leader in the design, manufacture and integration of large outdoor enclosures for the telecom industry. Mayville has five facilities with a total of 875,000 square feet comprised of three manufacturing sites, located in Mayville, Wisconsin; Creedmoor, North Carolina; and Casa Grande, Arizona and two integration sites located in Mount Olive, New Jersey; and Austin, Texas. Mayville provides products and services to leading telecom and semi-conductor companies, including, Alcatel, Lucent, Nortel and Applied Materials.

Mayville generated sales of $170 million and EBITDA of approximately $24 million during calendar year 2000. Mayville's sales are growing rapidly and are expected to reach approximately $300 million in APW's fiscal year ending August 31, 2002. The growth in fiscal 2002 is being driven by increased sales in integration services, which earn a lower margin. The transaction should be accretive to APW's cash earnings in both the remainder of fiscal 2001 and the full fiscal year 2002. While the major synergy from this transaction is higher sales growth through enhanced global relationships, there are additional efficiencies that should be achieved from economies of scale in purchased materials.

Richard G. Sim, Chairman, President and Chief Executive Officer of APW commented, "This is the most complementary transaction that APW has done to date. The combination of APW and Mayville creates a number of significant benefits. These include:

- APW becomes the clear leader in outdoor enclosures through the combination of Mayville's current leadership position in North America coupled with APW`s existing capabilities in Europe and

South America.

- Mayville's facilities in Creedmoor, North Carolina and Mayville, Wisconsin fill key geographical gaps in APW's North American manufacturing footprint.

- The combination strengthens APW's position in telecom by enhancing our manufacturing and engineering technical base and by deepening our relationships with key telecom customers.

- The operating cultures of the two companies are very comparable both in strategic focus and operating styles. Specifically, both organizations are genuinely committed to just-in-time and lean manufacturing practices utilizing an informed, participative workforce as its foundation. This match in culture will simplify the integration of the Mayville and APW teams.

- The combination also improves the geographic reach that can be provided to each of our respective customer relationships. APW gains a stronger presence in North America and greater capabilities in outdoor enclosures, while Mayville obtains the ability to offer global reach for its customer programs in Europe, South America and Asia.

- As the leading global TEMS company, APW acquires a highly-skilled engineering team with the ability to design outdoor enclosures which, when combined with APW's expertise in thermal management, power supplies and backplanes, gives APW a comprehensive system design, manufacture, assembly and test capability to support customer programs through Level 5.

Sim continued, "We consider Mayville to be the premier manufacturer and integrator of outdoor enclosure systems in North America. The acquisition of Mayville by APW significantly enhances the capability of both companies to serve the telecom industry in North America, South America, Europe and Asia. Ralph Sandle, President of Mayville, and his leadership team will play a significant role in advancing APW's telecom customer relationships and intensified market focus in North America. I'm also pleased that Bill Connell, Chairman of Connell Limited Partnership, is planning on joining the APW Board of Directors within the next year."

William F. Connell, Chairman of Connell Limited Partnerships commented, "This is a great strategic business combination which has tremendous people chemistry. I am proud of what Ralph Sandle and his team have achieved in building Mayville to be the leader in outdoor enclosure systems in North America. Joining with APW gives us the global footprint to pursue our vision of serving our customers anywhere in the world. This global reach, coupled with APW's strength in thermal management, power supplies and backplanes, positions us to provide system design, assembly and test services. On a personal level, I am excited about the prospect of joining the APW Board and contributing to the future growth and expansion of the combined companies. Taking a significant portion of the transaction consideration in APW common stock is reflective of my belief in the value opportunity that APW represents as it continues to pursue its growth strategy."

Conference Call Information

A conference call, to be hosted by APW Ltd. management, will be held on Wednesday, January 24, 2001 at 11:00 am EST. The dial-in number is 212-346-0278.

About APW Ltd.

APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEM's in the communications, large enterprise hardware and Internet markets. APW Ltd. has particular skills in the areas of manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 45 locations throughout North America, South America, Europe and Asia.

For further information contact:


     APW Ltd.
     Susan Hrobar, Vice President
     262-523-7775
     www.apw.com
     -----------

About Connell Limited Partnership

Connell Limited Partnership (CLP) is a diversified manufacturing company with revenues of $1.2 billion. In addition to Mayville, CLP owns Wabash Alloys, the largest secondary aluminum processing company serving the casting industry in North America; Danly IEM, which serves the metal stamping and tool and die industries; and Yuba Heat Transfer, a manufacturer of heat exchange equipment for the power and petrochemical industries.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and, to a lesser extent, Asia, continued market acceptance of APW's existing products and new product introductions, the successful integration of recent acquisitions, competitive product and pricing pressures, foreign currency risk, interest rate risk, and APW's ability to access capital markets. See our Form 10 and Form S-3 for further information on risk factors.
-----------
Contact:

     APW Ltd.
     Susan Hrobar,  262/523-7775